LOAN ASSIGNMENT AGREEMENT

THIS LOAN ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of March 2014 (the “Effective Date”) by and among HELPFUL CAPITAL GROUP LLC, a Florida corporation having its address at 3732 SW 30 Avenue, Suite 204, Fort Lauderdale, FL 33312 (“Assignor”) and HELPFUL ALLIANCE COMPANY a Florida corporation having its address at 3732 SW 30 Avenue, Suite 204, Fort Lauderdale, FL 33312 (“Assignee”) and AMERI FINANCE , INC, a Florida corporation with principal business address at 6100 Hollywood Blvd, Suite 207, Hollywood, FL 33024, (the “Borrower”), each hereby referred to as the “Party” and collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, on September 9, 2013 the Assignor has entered into the Loan and Security Agreement with the Borrower (the “Loan Agreement”);

WHEREAS, under the Loan Agreement, the Borrower shall pay annual interest rate of 12.5% on the principal balance of $150,000 (the “Loan”);

WHEREAS, the Assignor wishes to assign and transfer to the Assignee all rights, title, assets, obligations, and liabilities for the Loan Agreement, and the Assignee wishes to accept such assignment and transfer from the Assignor (the “Assignment”);

NOW, THEREFORE, intending to be legally bound, the Parties hereto agree as follows:

Article 1. Assignment

1.1	The Assignor hereby assigns all of its rights, obligations, and liabilities under the Loan Agreement to the Assignee, and the Assignor hereby accepts such Assignment. Insofar as rights and obligations under the Loan Agreement from the Effective Date of this Agreement are concerned, references to the Assignor therein shall be deemed replaced with references to the Assignee.

1.2	As of the Effective Date of this Agreement, the Assignor shall have no further rights, obligations, and liabilities of any kind whatsoever under the Loan Agreement, and the Loan Agreement, including the terms, conditions, covenants, agreements, and exhibits contained therein, shall be binding only on the Assignee and the Borrower.

Article 2. Indemnification. The Assignee shall indemnify and hold harmless the Assignor against any and all loss, liability, damage or expenses which may be incurred by the Assignee due to any claims of a third party in connection with the breach, default or non-performance of the Loan Agreement on or after the Effective Date of this Agreement.

Article 3. Continued Effectiveness. Except as otherwise provided herein, all terms and conditions of the Loan Agreement with respect to the Assignor and the Borrower shall remain in full force and effect upon the Assignee.

Article 4. Dispute Resolution. This Agreement shall be governed by the laws of the State of Florida. Any dispute or controversy arising from this Agreement shall be subject to the dispute resolution procedures provided for in the Loan Agreement.

Article 5. General.

5.1	This Agreement contains the entire understanding among the Parties hereto with respect to the matters covered herein and supersedes and cancels any prior understanding with respect to the matters covered herein.

5.2	No changes, alterations or modifications hereto shall be effective unless made in writing and signed by all the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Assignor: Helpful Capital Group LLC	Assignee: Fund X LLC

/s/ Val Zevel	/s/ Sergey Gurin
Val Zevel, Manager	Sergey Gurin, Managing Member